An offering statement pursuant to Regulation A relating to these securities shall be filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion. Dated October 13, 2021

Fast Casual Concepts, Inc.

141 Amsterdam Rd.

Grove City, PA 16127

www.fastcasualconceptsinc.com

(727) 692-3348

Total Offering: 50,000,000 shares

Shares Outstanding 103,643,500

Shares owned by officers and directors 100,000,000

Percentage currently owned by officers and directors 96.8%

Percentage owned by officers and directors if all shares in this offering circular are sold would be approximately 66%

This is a public offering of shares of common stock of Fast Casual Concepts, Inc.

	Price to Public	Underwriting Discounts	Proceeds to Issuer	Proceeds to other persons
Per Share /unit	$.10	0	.10	*
Total Offering	$.10	0	$5,000,000	*

1We are offering our shares without the use of an exclusive placement agent and we do not currently intend to engage anyone to place shares, however, we may offer the offered shares through registered broker-dealers and we may pay finders. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this offering circular.

We intend to have our common stock on the OTC market under the symbol FCCI. It is expected that our common stock will trade on a sporadic and limited basis.

We expect to commence the sale of the shares as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the United States Securities and Exchange Commission.

Offering to be extended 1 year after approval date with an ultimate expiration of 2 years after approval date. No minimum purchase requirements All subscription offerings will be used for purposes contained within this offering circular.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Offering Circular dated October 13, 2021

1See “Risk Factors” on page 4 of the offering circular to read about factors you should consider before buying shares of common stock.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to Fast Casual Concepts, Inc.

Our Company

Fast Casual Concepts, Inc. (the “Company”) was established as a holding company that has opened several distinct fast casual restaurants—There are currently four locations open with another set to open in January of 2022. Through excellence in concept development, cuisine, design and execution, the Company expects to have a continually-growing, highly-profitable portfolio of restaurant chains and franchises.

Company Information

We are incorporated in the State of Wyoming. Our principal executive offices are located at 141 Amsterdam Rd. Grove City, PA 16127 and our telephone number is (727) 692-3348. Our web site is www.fastcasualconceptsinc.com. Information contained on our web site is not incorporated by reference into this Offering Circular. You should not consider information contained on our web site as part of this Offering Circular.

The Offering

Common Stock we are offering	50,000,000 shares of common stack

Common Stock outstanding before this offering	100,000,000 shares of common stock have been issued as founders shares. A total of 100,000,000 shares of common stock are currently issued and outstanding before this offering.

Use of proceeds	We intend to use the proceeds from this offering to expand marketing and advertising and open new locations. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

Offering Price	$.10 per share.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Digital Marketing Operations

Small company in the start-up phase.

We are a start-up company in the initial phases of operation. This provides risk as we continue to grow and implement our business plan. Being that we are a startup company, we have limited business operations. Our growth and ability to sustain business expenses will greatly depend on our ability to raise additional capital.

Adverse economic or other conditions in the markets in which we do business could negatively affect our sales and retention rates and therefore our operating results.

Our operating results are dependent upon our ability to maximize the strengths in our marketing plan and we rely on being able to expand our restaurants to other areas. Adverse economic or other conditions in the markets in which we operate may lower our revenue and make it difficult to continue operations.

We face competition, which may impede our ability to open future locations or may increase the cost of expansion.

We compete with many other entities engaged in quick service restaurant businesses. While we believe we have a unique product that will provide a competitive advantage, we are competing with other restaurants that could be better funded and more well-known than Fast Casual Concepts, Inc.

Risks associated with officers and directors’ ability to independently control the operations of the Company.

Due to the share structure and the fact that we are in the start-up phase of the Company, the current officers and directors independently control the operations of the Company including but not limited to election of other directors, approval of significant corporate transactions and ability to issue additional shares.

Adverse economic or other conditions in the markets in which we do business could negatively affect our revenues and therefore our operating results.

Our operating results are dependent upon our ability to provide a quality dining experience. Adverse economic or other conditions in the markets in which we operate may lower our ability to continue to grow. If we fail to generate revenues sufficient to meet our cash requirements, including operating and other expenses, debt service and capital expenditures, our net income, cash flow, financial condition, and the trading price of our securities could be adversely affected.

We will depend upon our staff to maintain a high level of customer satisfaction, and any difficulties we encounter in hiring, training and maintaining skilled personnel may harm our operating performance.

We have an experienced staff that has substantial experience. However, we do depend on a high level of customer satisfaction to continue growing our business and as we grow it will be necessary to hire and develop employees that have an extremely high desire to provide excellent customer service. If our staff is unable to provide the level of service we expect it could negatively impact our operating performance.

Increases in taxes and regulatory compliance costs may reduce our income.

Increases in the taxes in general may reduce our net income, cash flow, financial condition, ability to pay or refinance our debt obligations, and the trading price of our securities. Similarly, changes in laws increasing the potential liability for operating conditions may result in significant unanticipated expenditures, which could similarly adversely affect our business and results of operations.

Risks Related to the Industry

The industry has large companies that have acquired a large share of the market

Our ability to succeed will depend on our ability to compete with large companies with more financing and easier access to necessary expansion capital. Capturing portions of the market from these large companies will be integral in accomplishing our business plan and growing our business.

Current risks in the industry include the Coronavirus Pandemic.

Our ability to continue operations through the ongoing restrictions on businesses due to the Coronavirus Pandemic could affect our profitability in the future. Changes to our dine-in options could be affected for a longer period of time then is now expected and could have a negative effect on our business.

Risks Related to Ownership of Our Common Stock

Our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

The market price for our common stock is volatile and the trading in our common stock is limited and sporadic. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

●	Unplanned delays in acquiring new business;
●	Stock price performance of our competitors;
●	Default on our indebtedness;
●	Actions by our competitors;
●	Changes in senior management or key personnel;
●	Incurrence of indebtedness or issuances of capital stock; and
●	Economic, legal and regulatory factors unrelated to our performance.

In addition, stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies in our industry. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. The shares of common stock offered in this offering will become freely tradable without restriction under the Securities Act.

We will continue to incur certain costs as a result of conducting a Tier 2 offering under Regulation A and in the administration of our organizational structure.

After the offering, we may incur higher legal, accounting, insurance and other expenses than at the level that we are currently experiencing. We also have incurred and will continue to incur costs associated with conducting a Tier 2 offering under Regulation A and related rules implemented by the Securities and Exchange Commission (“SEC”). Despite the on-going reporting requirements from conducting such an offering, the Company will not be “public” once this offering circular is qualified or subject to the Sarbanes-Oxley Act. We will continue to incur ongoing periodic expenses in connection with the administration of our organizational structure. The expenses incurred by companies for reporting requirements required by Regulation A have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a Company required to follow Regulation A Tier 2 filing requirements, we could be subject to penalties, fines, sanctions and other regulatory action and potentially civil litigation.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our shares is fixed and will not vary based on the underlying value of our assets at any time. Our Board of Directors has determined the offering price in its sole discretion without the input of an investment bank or other third party. The fixed offering price for our shares has not been based on appraisals of any assets we own or may own, or of our Company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for our shares may not be supported by the current value of our Company or our assets at any particular time.

We do not currently pay any cash dividends.

As we grow our Company and become a successful Company, we expect to be in position to generate earnings and cash flow that will enable us to begin paying dividends, however, the projected timing of reaching that point is presently uncertain. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;

●	our business’ financing plans and the availability of capital;

●	potential growth opportunities available to our business;

●	the risks associated with potential acquisitions by us;

●	the recruitment and retention of our officers and employees;

●	our expected levels of compensation;

●	the effects of competition on our business; and

●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

DILUTION

Purchasers of our common stock in this offering could experience dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

After giving effect to the sale of our common stock in this offering at an assumed public offering price of $.10 per share and after deducting the estimated offering expenses payable by us, our adjusted net tangible book value as of December 31st 2020 would have been $4,488,420 or $0.0434 per share.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing offering assumptions.

Offering
Assumed public offering price per share	$.10
Net tangible book value per share as of December 31, 2020	$-.0049
Increase in net tangible book value per share to the existing stockholders attributable to this offering	$0.0483
adjusted net tangible book value per share after this offering	$0.0434

Increase in net tangible book value per share to new investors	$0.00483

CAPITALIZATION

The following table sets forth our capitalization as of December 31st, 2019:

●	on a historical basis;
●	the receipt of the net proceeds of the offering of 5,000,000 shares;

You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this Offering Circular.

	Actual Amounts	Offering Amounts
ASSETS

Current Assets:
Cash	$—	$5,000,000
Prepaid expenses	20,786	20,786
Inventory	30,422	30,422
Other Non-Current Assets
Property and equipment, net	833,559	833,559
Right of use asset – operating lease	439,231	439,231
Other assets	11,780	11,780
Total Assets	1,335,778	6,335,778

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Cash Overdraft	22,675	22,675
Accounts payable and accrued expenses	179,377	179,377
Lease Liabilities	97,238	97,238
Notes Payable, current portion	19,926	19,926
Note payable, related party	637,990	637,990
Total Current Liabilities	957,206	957,206
Long Term Liabilities

Operating lease liabilities	406,296	406,296
Notes payable, related parties	330,031	330,031
Note payable	196,332	196,332)
Total liabilities	1,889,865	1,889,865
Stockholders’ Deficit
Common stock; $0.001 par value, 750,000,000 shares authorized and 103,248,500 shares issued and outstanding	103,249	103,249
Additional paid in capital	173,913	173,913
Accumulated Deficit	(831,249)	(831,249)
Total Stockholders Deficit	(554,087)	(554,087)
Total Liabilities and stockholders Deficit	1,335,778	1,335,778

PLAN OF DISTRIBUTION

Pricing of the Offering

Prior to this offering, there have been no sales of any shares to the public. The public offering price of the shares in this offering has been determined by our Board of Directors without the assistance of an investment bank or other third party. Among the factors considered in determining the public offering price of the shares, in addition to the prevailing market conditions, are estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the other factors in relation to market valuation of companies in related businesses.

We may sell or issue the securities offered by this offering from time to time in any one or more of the following ways:

●	via crowdfunding through one or more regulatory-compliant websites;
●	through solicitation from employees of the Company;
●	directly to purchasers or a single purchaser; or
●	through a combination of any of these methods.

Solicitation from the Company will be conducted by officers, directors and/or employees of the Company via in-person, telephone, text and/or email.

There will be no commissions paid for the distribution of securities to third parties or brokers. In the event we decide in the future to employ such third parties or brokers, we will amend the offering circular accordingly to disclose such arrangements.

Investment Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the offering. The only investor in this offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an Accredited Investor:

(1) You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(2) You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase shares in this offering (please see below on how to calculate your net worth);

(3) You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares in this offering, with total assets in excess of $5,000,000;

(4) You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor; or

(5) You are a trust with total assets in excess of $5,000,000, your purchase of shares in this offering is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares in this offering ; Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

Net Worth Calculation

Your net worth is defined as the difference between your total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in the offering.

In order to purchase shares in this offering and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

USE OF PROCEEDS

We intend to use the net proceeds of this offering as follows:

●	Increase marketing and brand awareness. (this will be achieved through hiring qualified sales and marketing agents to increase the visibility of the Company) This is expected to use approximately 30% of the funds raised.

●	Expansion and new locations that will allow us to increase our market share and ultimately become more profitable. This is expected to use approximately 60%

●	Remaining funds of approximately 10% will be used for general operating expenses and potential investment opportunities to allow the formation of strategic partnerships or for Company acquisitions.

●	If all of the securities being qualified in this offering statement are not sold, it will not materially affect the use of proceeds as described above—the stated uses would receive less aggregate funding, but the allocations would remain substantially similar.

DIVIDEND POLICY

As we become fully operational, we could be in a position to generate earnings and cash flow that will enable us to begin paying dividends on our Common Stock, however, the projected timing of reaching that point is presently uncertain. The decision to pay a dividend remains within the discretion of our Board of Directors and may be affected by various factors, including our earnings, financial condition, capital requirements, level of indebtedness and other considerations our Board of Directors deems relevant. Future credit facilities, other future debt obligations and statutory provisions, may limit, or in some cases prohibit, our ability to pay dividends.

BUSINESS

Overview

Fast Casual Concepts, Inc. is a holding Company that has opened three distinct fast casual restaurants. Four restaurants are now in business with an additional restaurant set to open in January 2022. The Company expects to open several more restaurants in 2022, and the plan of franchising restaurants next year. The restaurants are:

●	Holy Cow Burgers and Ice Cream

●	Independent Taco

●	Third Eye Pies

This business plan was prepared to obtain financing for the initial launch of the Company.. A unique, mid-scale, innovative environment is required to provide customers with an atmosphere that they will enjoy as much as the food. Some of the financing obtained through this offering will be used for property leasing, equipment purchases, and to cover expenses of operation. Additional financing will be required to open subsequent restaurants and prepare for franchising.

Although the concept of fast casual originated in the United States in the 1990’s, it did not become mainstream until late 2000’s/early 2010’s. During the economic recession that began in 2007, the category of fast casual dining saw increased sales to the 18 – 34-year-old demographic. This demographic group has limited disposable spending for meals, so they tend to choose fast casual since it is perceived as healthier. A fast casual restaurant offers higher quality food than fast food restaurants, with fewer frozen or processed ingredients, but it does not provide full table service. It is an intermediate concept between fast food and casual dining, and usually priced accordingly.

Fast casual restaurants meet the following criteria:

1.	Limited-service or self-service format

2.	Average meal price between $8 and $15

3.	Made-to-order food with more complex flavors than fast food restaurants

4.	Upscale, unique or highly developed décor

5.	Most often will not have a drive thru

Fast Casual Concepts opened Company-owned restaurants to validate performance, before offering franchise opportunities to qualified buyers. The four restaurants are an answer to the increasing dining demand of millennials. They (1) want value for everything that they purchase, (2) will not accept anything that does not meet their expectations, and (3) want a pleasant dining experience in a socially comfortable environment. The three food sectors: burgers, tacos, and pizza are cuisines that millennials want to eat, and Fast Casual Concepts will operate the restaurants they want to patronize.

In today’s highly competitive environment, it is becoming increasingly more difficult to differentiate one restaurant concept from another. Fast Casual Concepts will do this by offering entrees made with fresh ingredients. The food will be prepared daily on the premises and seasoned to perfection. The grills and ovens in our restaurants will be out in the open and loaded with burgers, taco meat, and pizzas. With our high-quality, streamlined menu, diners will receive their food quickly and piping hot. We believe that fresh ingredients produce the high-quality products that today’s health-conscious consumer’s desire.

This business plan presents our vision and strategic plan to offer fast casual dining to our target market segments—the 18 – 34-year old and position the brand for successful franchising in the future. This plan includes the restaurants, market strategy, investment requirements, financial forecasts, management team, and franchisee recruitment.

The first restaurant, Holy Cow Burgers and Ice Cream, opened in September 2019 in Slippery Rock, PA. Two additional restaurants, Independent Taco and Third Eye Pies, opened in January 2020 in Grove City, PA. A fourth store, a second Independent Taco, opened in 2020 in Butler, PA

Objectives

Fast Casual Concepts’ objectives for the first three years of operation include:

1.	Average annual sales in each location between $700k - $1 million

2.	Operate each restaurant at a minimum gross margin of 20%

3.	Keep food and labor costs, as a percent of revenue, at 30% and 30%, respectively

4.	Maintain tight operational controls by hiring an experienced manager for each location and using electronic management controls.

5.	Increase sales by 20% in 2022

6.	Begin franchising restaurants in 2022

Keys to Short-Term Success

The keys to short-term success are:

1.	The creation of a unique, mid-scale atmosphere with fresh, high-quality food that will differentiate us from the competition.

2.	Serve high-quality food at competitive prices in a clean, fun environment.

3.	Product quality and consistency.

4.	Price effectively with respect to the quality and customer value proposition.

5.	Control costs in all areas.

6.	Establish the market presence needed to attract customers and meet/exceed sales goals

7.	Hire, train, motivate, and reward the best people available to have the friendliest, most-efficient staff possible.

8.	Earn a gross margin of 20% or more.

9.	Promote the new restaurants in the community.

10.	Reporting and controls in place for inventory and financial performance.

11.	Attain financial results which will to support future franchising efforts.

PROPERTY

The principle office of the Company is located at 141 Amsterdam Rd., Grove City, PA 16127. This location has approximately 1200 square feet.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto of the Company, as well as the financial statements and the notes thereto, included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Results of Operations of the Company Ending December 31, 2020

The Company has initiated our business plan and with the sole focus of Fast Casual Concepts on establishing a presence in the market with multiple different restaurants. We expect revenues to continue to increase throughout the fiscal year. Significant expenses during the period included $356,849 in general and administrative expenses, $409,933 in Compensation expense and $508,950 in cost of sales. We realized a net loss of $511,580 during the period.

Planned Sources of Revenues and Additional Expenses

Fast Casual Concepts will control growth during our start-up phase by systemically opening restaurants based on our defined timeline. The initial restaurants will be within a short distance of each other (one-hour drive). Our growth will come from franchisees who will own and operate restaurants. The Franchise Model will be our future, long-term business growth.

Additional expenses will accrue with the increase of locations and with the franchise business model. The increase in expenses will be dictated by the growth of the Company and will be directly tied to additional revenue.

Liquidity and Capital Resources of the Company

As previously noted, we are a development stage Company and our ability to succeed in the market will greatly depend on our ability to secure investment funding through the sale of securities. We intend to use proceeds of the sale of securities to increase our market presence through advertising and hiring key staff members that will assist us in growing our presence. If we are only able to raise a portion of the proceeds of this offering, we will use that portion of proceeds according to the same strategy but on a slower growth curve. At the period end the Company had no cash on hand and $30,422 in inventory. Revenues are expected to increase this year through growth and additional locations being opened. Sources of future liquidity will greatly depend on our ability to secure investment funding through the sale of securities. We intend to raise the funds necessary through security sales and not undertake loans. If needed we are able to secure loans from private individuals as well as banking institutions. We currently have no additional capital commitments.

The following additional information presents managements analysis of the financial condition of Fast Casual Concepts Inc. as of July, 31 2021.

Results of Operations

For The Six Months Ended June 30, 2021 Compared to The Six Months Ended June 30, 2020

Revenues

We had $730,994 in revenues from food and beverage sales at our three stores during the six months ended June 30, 2021, compared to 412,336 during the six months ended June 30, 2020. The $318,658, or 77% increase, is mainly due to the opening of a new location in December 2020 as well as the increased sales from brand recognition and general economic recovery.

Operating Expenses

Operating expenses were $938,213 and $599,959 for the six months ended June 30, 2021 and June 30, 2020, respectively. The $338,254, or 56%, increase in operating expenses is mainly due to a $168,722, or 85%, increase in cost of sales, which was $366,988 for the six months ended June 30, 2021 compared to $198,266 for the six months ended June 30, 2020. Cost of sales consists of food, beverage and service supplies used in our four operating stores. The increase in cost of sales is a result of the opening of a fourth store in December 2020 and increasing sales as discussed above.

Facility expenses increased $26,573, to $58,163 in the six months ended June 30, 2021 compared to $31,590 during the six months ended June 30, 2020. The increase is due to the entry into four leases for our four currently operating stores, including the addition of the fourth store in December 2020.

Compensation expense and general and administrative expenses increased by $68,094 in the six months ended June 30, 2021 to $389,416, compared to $321,322 during the six months ended June 30, 2020. The increase is directly related to the increasing personnel and operations and administrative expense requirements of the four operating stores.

Depreciation and amortization expense was $123,646 and $48,781 during the six months ended June 30, 2021 and 2020, respectively, a $74,865, or 153%, increase. The increase is mainly due to placing new stores and equipment into service during the periods.

Loss from Operations

We incurred losses from operations of $207,219 and $187,623 during the six months ended June 30, 2021 and 2020, respectively. The $19,596 increase is mainly due to the increases in operating expenses, as offset by increasing revenues, as discussed above.

Other Income and Expenses

We incurred total other income of $38,384 and $2,600 during the six months ended June 30, 2021 and 2020, respectively. The $35,784 increase is mainly due to $78,551 increase in forgiven government grants and loans totaling $88,551 in the 2021 period, compared to $10,000 during the six months ended June 30, 2020. The increase in other income was partially offset by a $42,767 increase in interest expense related to notes payable and related part notes.

Net Loss

Net loss totaled $168,835 and $187,623 for the six months ended June 30, 2021 and 2020, respectively. The increase in net loss is mainly due to increased operations and operating expenses totaling $938,213, as offset by $730,994 in revenue and $38,384 in other income in 2021, compared to $599,959 in operating expenses, $412,336 in revenue and $2,600 in other income in 2020.

Liquidity

Current assets at June 30, 2021 totaled $29,115 and was composed of $582 in cash, $5,712 in accounts receivable, $147 in prepaid expenses and $22,674 in inventory, as compared to current assets of $51,208 consisting of prepaid expenses of $20,786 and inventory of $30,422 at December 31, 2020.

During the six months ended June 30, 2020, our operating activities provided net cash of $15,484, compared to $65,335 in net cash used in operations in the comparable 2020 period. The increase of $80,819 in cash provided in operations is mainly due to the $58,037 net decrease in assets, a $16,188 decrease in net loss and a $9,303 net change in non-cash operating activities, partially offset by a $2,709 decrease in net liabilities.

Cash used in investing activities was $84,919 and $32,811 during the six months ended June 30, 2021 and 2020, respectively. Cash payments of $84,919 and $66,721 were made for leasehold improvement, furniture and equipment purchases during the six months ended June 30, 2021 and 2020, respectively. We received lease incentive payments from our landlord of $33,910 during the six months ended June 30, 2020, there were no such incentive payments in the comparable 2021 period.

Financing activities provided $70,017 and $226,818 in cash during the six months ended June 30, 2021 and 2020, respectively. During the six months ended June 30, 2021, we received $99,750 in proceeds and repaid $7,250 in principal on notes payable to related parties, we received $17,500 in cash from sales of common stock and repaid $10,070 on notes payable. During the six months ended June 30, 2020, we received $131,770 in proceeds and repaid $5,467 in principal on notes payable to related parties, $105,100 in proceeds from US government stimulus loans and repaid $4,585 on notes payable.

At June 30, 2021, the Company had a working capital deficit of $1,058,836, as compared to $905,998 at December 31, 2020.

MANAGEMENT

Name	Position	Age	Start Date	Hours per month
George Athanasiadis	Board Member	45	March 2019	120
Tim Seivers	Board Member	63	March 2019	120

Management understands the necessity to employ high quality, family-oriented people dedicated to serving the needs of the customers. Management is determined to find, employ and manage highly qualified staff, managerial and customer service agents who are motivated to work together as a team, work closely with the customers and execute on our business plan. Fast Casual Concepts will only hire those who are dedicated to serving our growing customer base.

George Athanasiadis —

HIGHLIGHTS OF QUALIFICATIONS

●	Bachelor of Science in Electrical Engineering, M.B.A., and Masters of Science in Information and Communication Technology

●	Promoted and developed energy efficient projects

●	Monitored and implemented multiple engineering projects from design phase to construction phase including cost analysis

●	Supervised the design and construction of a new train station and its electrical substations developed for the 2004 Olympics in Athens

●	Technical Chamber of Greece Licensed Engineer

●	Participation in Committees Competition for the award of Research – Works and Supply of Railway Projects Inc.

●	Fluent in English and Greek

PROFESSIONAL EXPERIENCE

Bright Business LLC in Florida; August 2012 –present

Owner

Duties: promoted LED lighting for commercial industries by initiating energy efficient projects to maximize energy savings with return on investment (ROI); utilized skills in sales through distributors, general/electrical contractors, owners, and purchasing through constant trips to China for sourcing economical, efficient and quality product; problem solving, managed multiple projects simultaneously and always design a plan that fits the customers’ needs and/or specifications

Ministry of Infrastructure, Transport and Networks Office of the Secretary General in Athens, Greece; July 2010 – July 2012

Consultant

Duties: supervised the CEOs of public transportation companies for air, rail, and road transportation; reviewed budget reports monthly and monitored all projects monthly to ensure compliance with completion goals and modifying those goals to fit the need of the project; developed an understanding of how the political system impacts the infrastructure of companies to analyze all projects from different perspectives.

Division Railway Systems SA Railway Projects; November 2000 - June 2010

Engineer, engineering field supervisor, project manager including contract procurement

Duties: prepared studies on electromechanical plant construction work and the drafting of tender documents in engineering activities; assigned responsibilities for implementing and updating the database PROJECTS OSE SA Directorate for Procurement and Supply using Primavera; monitored contractors for the construction of suburban railway line SKA – Airport, a new train station and its electrical substations developed for the 2004 Olympics in Athens; supervised daily duties of construction workers, maintained daily logs, ordered materials for projects, and developed strategies for problem solving; prepared tender documents to estimate the total cost of the project, sent out invitations to bid, and participated in committees that determined approval for the interested parties for a majority of all rail projects and designs; performed technical and financial analysis on all bids.

EDUCATION

●	University of Indianapolis Master’s in Business Administration, September 2003

●	University of Greenwich Masters of Science in Information and Communication Technology, October 2002

●	Bachelor of Science in Electrical Engineering, University of Florida, May 1998

Tim Seivers —

HIGHLIGHTS OF QUALIFICATIONS

●	Master concessionaire at festivals, air shows, and special events

●	Promoted and developed festivals, air shows, and special events

●	Concessionaire at all Pittsburgh Steelers home games and concerts at Heinz Field

●	Successful entrepreneur of multiple business operations since 1980

PROFESSIONAL EXPERIENCE

Great American Ventures in Pennsylvania; 1980 –present

Owner

Duties: Promote festivals, air shows, and special events; develop menus and pricing for events; create and maintain budgets for labor costs and food costs; develop a team of employees to work the festivals, air shows, and special events; provide a consistent, quality food and beverage product at events along the east coast of the United States

Homespun Country Stores, 1995-2002

Owner

Duties: owned and operated jewelry and clothing stores in five different locations; identifying appropriate pricing for the items; managed employees; determined trends in the market to provide popular merchandise to consumers.

Executive Compensation

Management	Position	Compensation
George Athanasiadis	Board Member	$	Non Salaried
Tim Seivers	Board Member	$	Non Salaried

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth information as to the shares of common stock beneficially owned as of the date of filing the offering circular by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them.

Directors and Executive Officers	Amount	Percent
George Athanasiadis	55,000,000	55%
Tim Seivers	35,000,000	35%

Directors and Executive Officers	Amount	Percent
Jerrod Seivers	10,000,000	10%

Shares issued are founder shares.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There are no transactions in the interest of Management or other affiliated parties of Fast Casual Concepts, Inc.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On September 9, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize their payment of leasehold improvements totaling $55,588 and $18,136 of expenses paid on behalf of the Company, totaling $73,724. The note is unsecured, does not accrue interest and is due in full on December 31, 2020. The balance of the note is $73,724 at December 31, 2019.

On December 1, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable for cash funding of $100,000. The note is unsecured, accrues interest at the rate of 39.1% annually and is due in weekly payments of $2,360 until repaid in full on October 2, 2020. The balance of the note is $83,751 at December 31, 2019.

On December 31, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize repayment of cash funding and expenses paid on behalf of the Company totaling $335,574. The note is unsecured, accrues interest at the rate of 0.8% monthly and is due in full on December 31, 2021. The balance of the note is $335,574 at December 31, 2019.

On December 31, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize repayment of cash funding and expenses paid on behalf of the Company totaling $94,120. The note is unsecured, accrues interest at the rate of 0.8% monthly and is due in full on December 31, 2021. The balance of the note is $94,120 at December 31, 2019.

On December 31, 2020, an entity owned and operated by an officer and director of Fast Casual entered into a note payable for cash funding of $110,000. The note is unsecured, does not accrue interest and is due in full on December 31, 2021.

Fast Casual’s notes payable to related parties consist of the following at December 31, 2020:

Note payable, interest at 0.0% per annum, unsecured, due December 31, 2020	$—
Note payable, interest at 39.1% per annum, unsecured, due weekly through October 2, 2020	—
Note payable, interest at 0.8% monthly, unsecured, due December 31, 2021	527,990
Note payable, interest at 0.8% monthly, unsecured, due December 31, 2022	330,031
Note payable, interest at 0.8% monthly, unsecured, due December 31, 2021	110,000
Total:	968,021
Less: current portion	(627,990)
Long-term debt, net	$330,031

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

We are authorized to issue up to 750,000,000 shares of common stock, par value $0.001 per share.

As of the date of this offering, we have 103,248,500 shares of common stock and no shares of preferred stock outstanding. 100,000,000 of the outstanding shares of common stock are restricted and owned by directors of the Company 3,248,500 shares are unrestricted.

Common Stock

Voting

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast. Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock. Any decision to pay dividends on our common stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our Company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Preferred Stock

Fast Casual Concepts, Inc. has not authorized preferred stock.

Convertible Debentures

Fast Casual Concepts, Inc. has no convertible debentures

Limitations on Liability and Indemnification of Officers and Directors

Wyoming law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Wyoming law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Wyoming law. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

Standard Transfer Company
440 East 400 South Suite 200, Salt Lake City, Utah 84111
Phone: (801) 571-8844

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the completion of this offering, we will have outstanding 150,000,000 shares of common stock if we complete the offering hereunder. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal about 150,000 shares immediately after this offering, or;

●	the average weekly trading volume of the unrestricted common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

EXPERTS

The financial statements of the Company as of December 31, 2020, included in this Offering Circular have been audited by Goff Backa Alfera & Company, LLC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements of the Company have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

REPORTS

Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K.

PART F/S

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Fast Casual Concepts, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Fast Casual Concepts, Inc. (the “Entity”) as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2020 and for the period from Inception on March 23, 2019 through December 31, 2019, and the related notes to the financial statements. In our opinion, these financial statements present fairly, in all material respects, the financial position of the Entity as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from Inception on March 23, 2019 through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 7 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans regard to these matters are described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Fast Casual Concepts, Inc. in accordance with the U.S. federal securities laws and applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Fast Casual Concepts, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated in the Going Concern paragraph above is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter, providing a separate opinion on the critical audit mater or on the accounts or disclosures to which it relates.

We have served as Fast Casual Concepts, Inc.’s auditor since 2020.

Goff Backa Alfera and Company, LLC

Pittsburgh, Pennsylvania

April 7, 2021

FAST CASUAL CONCEPTS, INC.

BALANCE SHEETS

	December 31,
	2020	2019
ASSETS

Current Assets:
Cash	$—	$2,165
Prepaid expenses	20,786	—
Inventory	30,422	11,806
Total Current Assets	51,208	13,971

Other Non-Current Assets:
Property and equipment, net	833,559	514,923
Right of use asset – operating lease	439,231	452,538
Other assets	11,780	6,805
Total Assets	$1,335,778	$988,237

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Cash overdraft	$22,675	$—
Accounts payable and accrued expenses	179,377	111,325
Operating lease liabilities	97,238	75,614
Notes payable, current portion	19,926	18,363
Notes payable, related party, current portion	637,990	157,475
Total Current Liabilities	957,206	362,777

Long-Term Liabilities:
Operating lease liabilities	406,296	398,395
Notes payable, related parties (net of current portion)	330,031	429,694
Notes payable (net of current portion)	196,332	107,040
Total Liabilities	1,889,865	1,297,906

Stockholders' Deficit:
Common stock; $0.001 par value, 750,000,000 and 750,000,000 shares authorized and 103,248,500 and 10,000,000 shares issued and outstanding, respectively	103,249	10,000
Additional paid-in capital	173,913	—
Accumulated deficit	(831,249)	(319,669)
Total stockholders’ deficit	(554,087)	(309,669)

Total Liabilities and Stockholders' Deficit	$1,335,778	$988,237

FAST CASUAL CONCEPTS, INC.

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2020	For the Period from Inception on March 23, 2019 Through December 31, 2019

REVENUES
Food and beverage sales	$1,038,569	$130,064
Total Revenues	1,038,569	130,064

COSTS AND EXPENSES
Cost of sales	508,950	67,883
Facility expenses	128,496	34,415
Compensation expense	409,933	81,148
General and administrative	356,849	257,616
Depreciation and amortization	103,428	1,438
Total Costs and Expenses	1,507,656	442,500

Loss From Operations	(469,087)	(312,436)

OTHER INCOME (EXPENSES)
CARES Act grant	35,000	—
Other income	914	—
Interest expense, net	(78,407)	(7,233)
Total Other Expense	(42,493)	(7,233)

Loss before income taxes	(511,580)	(319,669)
Provision for income taxes	—	—
Net loss	$(511,580)	$(319,669)

Basic loss per common share	$(0.01)	$(0.01)

Basic weighted average common shares outstanding	100,526,236	44,876,325

FAST CASUAL CONCEPTS, INC.

STATEMENTS OF STOCKHOLDERS' DEFICIT

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Deficit
Balance, Inception March 23, 2019	—	$—	$—	$—	$—

Common stock issued to founders	100,000,000	100,000	(90,000)	—	10,000

Net loss for the period ended December 31, 2019	—	—	—	(319,669)	(319,669)

Balance, December 31, 2019	100,000,000	$100,000	$(90,000)	$(319,669)	$(309,669)

Common stock issued for services	50,000	50	4,950	—	5,000

Common stock issued for cash, net of issuance costs	3,198,500	3,199	258,963	—	262,162

Net loss for the year ended December 31, 2020	—	—	—	(511,580)	(511,580)

Balance, December 31, 2020	103,248,500	$103,249	$173,913	$(831,249)	$(554,087)

FAST CASUAL CONCEPTS, INC.

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2020	For the Period from Inception on March 23, 2019 Through December 31, 2019

Cash Flows From Operating Activities:
Net loss	$(511,580)	$(319,669)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation and amortization expense	103,428	1,438
Amortization of leased assets	82,406	31,493
Common stock issued for services	5,000	10,000
Changes in operating assets and liabilities:
Increase in inventory	(18,616)	(11,806)
Decrease (increase) in leased assets	18,061	(10,800)
Increase in other assets	(25,761)	(6,805)
Increase in accounts payable and accrued expenses	165,689	58,047
(Increase) decrease in lease liabilities	(97,903)	778
Net cash used in operating activities	(279,276)	(247,324)

Cash Flows From Investing Activities:
Cash received for leasehold concessions	33,910	—
Purchase of property and equipment	(422,064)	(253,476)
Net cash used in investing activities	(388,154)	(253,476)

Cash Flows From Financing Activities:
Cash overdraft	22,675	—
Common stock issued for cash	319,851	—
Cash paid for stock issuance costs	(57,689)	—
Proceeds from the issuance of notes payable, related party	366,488	509,249
Proceeds from stimulus loans	105,100	—
Payments on notes payable, related party	(76,915)	(1,890)
Payments on note payable	(14,245)	(4,394)
Net cash provided by financing activities	665,265	502,965

Net change in cash	(2,165)	2,165
Cash, beginning of period	2,165	—

Cash, end of period	$—	$2,165

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$7,419	$7,233
Cash paid for taxes	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Right of use assets acquired through operating lease	$127,428	$473,230
Property and equipment acquired with note payable, notes payable, related party, or accounts payable	$—	$262,885
Notes payable issued for accounts payable	$30,130	$24,222
Accrued interest converted into term notes	$61,149	$—
Notes payable converted into term notes	$902,436	$—

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The financial statements presented are those of Fast Casual Concepts, Inc. (“Fast Casual”, or the “Company”). Fast Casual was originally incorporated on March 23, 2019, under the laws of the State of Pennsylvania (PA). On April 13, 2020, the Company re-domiciled in the state of Wyoming, increasing its authorized number common shares available to be issued to 750,000,000 and effectuating a 10-for-1 forward-split of its common stock.

Fast Casual was incorporated to develop, build, operate and franchise casual eating establishments under brand names such as Holy Cow, Independent Taco and Third Eye Pies. Fast Casual has four open stores, the Holy Cow, in Slippery Rock, PA, the Third Eye Pies in Butler, PA and an Independent Taco and a Third Eye Pies both in Mercer, PA. Additionally, the Company currently has one store under construction, a Third Eye Pies in Washington.

Basis of Presentation

The Financial Statements and related disclosures have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States. Fast Casual has elected a calendar year-end. On April 13, 2020, the Company effectuated a 10-for-1 forward-split of its common stock. All share and earnings per share information have been retroactively adjusted to reflect the stock split and the incremental par value of the newly issued shares was recorded with the offset to additional paid-in capital.

Cash Equivalents

Fast Casual considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition Policy

Fast Casual recognizes revenue in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Series Codification (“ASC”) 606, Revenue From Contracts With Customers (“ASC 606”), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. ASC 606 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue based on the allocation of the transaction price to each performance obligation as each performance obligation in a contract is satisfied.

Food and beverage sales, as presented in our statement of operations, represents food and beverage product sold and is presented net of discounts, coupons, employee meals and complimentary meals. Revenue from restaurant sales is recognized when food and beverage products are sold and product is delivered to the customer. Revenue is presented net of sales tax. Sales taxes collected from customers are included in other accrued expenses on our balance sheets until the taxes are remitted to governmental authorities.

Food and Beverage Costs

Food and beverage costs include inventory costs of purchased food and beverages for resale. Vendor allowances received in connection with the purchase of a vendor’s products are recognized as a reduction of the related food and beverage costs as earned.

Inventory

Inventories consist of food, beverage and related serving supplies and are carried at the lower of cost and net realizable value. Cost is determined using the first-in, first-out method.

Leases

Operating leases consist of restaurant locations and generally have remaining terms of 5 - 10 years and most include options to extend the leases for additional 5-year periods. Generally, the lease term is the minimum of the noncancelable period of the lease or the lease term inclusive of reasonably certain renewal periods. If the estimate of our reasonably certain lease term were changed, our depreciation and rent expense could differ materially.

Operating lease assets and liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating lease assets represent our right to use an underlying asset and are based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, we estimate incremental borrowing rates corresponding to the reasonably certain lease term. If the estimate of our incremental borrowing rate were changed, our operating lease assets and liabilities could differ materially.

Pre-Opening Expenses

Non-capital expenditures associated with opening new restaurants are expensed as incurred.

Advertising

Production costs of commercials are expensed in the fiscal period the advertising is first aired while the costs of programming and other advertising, promotion and marketing programs are expensed as incurred. These costs are reported as part of general and administrative in statement of operations.

Stock-Based Compensation

Fast Casual records stock-based compensation using the fair value method. Equity instruments issued to employees and the cost of the services received as consideration are accounted for in accordance with FASB ASC 718, Stock Compensation and are measured and recognized based on the fair value of the equity instruments issued. All transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for in accordance with FASB ASC 515, Equity-Based Payments to Non-Employees, based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurements (“ASC 820”) and ASC 825, Financial Instruments (“ASC 825”), require an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 - Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying values of cash, accounts payable and accrued liabilities approximate fair value. Pursuant to ASC 820 and 825, the fair value of cash is determined based on "Level 1" inputs, which consist of quoted prices in active markets for identical assets. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

New Accounting Pronouncements

Fast Casual has implemented all new accounting pronouncements that are in effect and that may impact its financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”. ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity by removing the separation models for convertible debt with cash conversion and beneficial conversion features by requiring entities not to separately present in equity an embedded conversion feature in such debt and instead will account for a convertible debt instrument and convertible preferred stock as a single unit of account unless a convertible instrument contains features that require bifurcation as a derivative under ASC 815 or was issued at a substantial premium. The ASU is effective for the Company for fiscal years beginning after December 15, 2023 but may be early adopted for fiscal years beginning after December 15, 2020. The Company is evaluating the effect that this update will have on its financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (ASC 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 removes certain disclosures, modifies certain disclosures and adds additional disclosures. ASU 2018-13 was effective for annual periods beginning after December 15, 2019. The Company’s adoption of ASU 2018-13 did not have a material effect on the Company’s financial statements and related disclosures.

In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, as part of its ongoing Simplification Initiative. ASU 2018-07 expands the scope of FASB Topic 718, Stock Compensation, to include nonemployee awards and generally aligning the accounting for nonemployee awards with the accounting for employee awards. ASU 2018-07 was effective for annual periods beginning after December 15, 2019. The Company’s adoption of ASU 2018-13 did not have a material effect on the Company’s financial statements and related disclosures.

Long Lived Assets

Periodically Fast Casual assesses potential impairment of its long-lived assets, which include property, equipment and acquired intangible assets, in accordance with the provisions of ASC Topic 360, Property, Plant and Equipment. Fast Casual recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying values. An impairment loss would be recognized in the amount by which the recorded value of the asset exceeds the fair value of the asset, measured by the quoted market price of an asset or an estimate based on the best information available in the circumstances. There were no such losses recognized during the year ended December 31, 2020 and from inception through December 31, 2019.

Basic and Diluted Loss Per Share

Fast Casual presents both basic and diluted earnings per share (EPS) on the face of the statements of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method, and convertible debt instrument, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

The calculation of basic and diluted net loss per share are as follows:

	December 31, 2020	Period from Inception on March 23, 2019 through December 31, 2019
Basic Loss Per Share:
Numerator:
Net loss	$(511,580)	$(319,669)
Denominator:
Weighted-average common shares outstanding	100,526,236	44,876,325
Basic net loss per share	$(0.01)	$(0.01)

Income Taxes

Fast Casual files income tax returns in the U.S. federal jurisdiction, and the states of Pennsylvania and Wyoming. Fast Casual’s policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NOTE 2 - RELATED PARTY TRANSACTIONS

Notes Payable

On September 9, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize their payment on behalf of the Company of leasehold improvements totaling $73,724. The note was unsecured, did not accrue interest and was paid in full during the year ended December 31, 2020.

On December 1, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable for cash funding of $100,000. The note was unsecured, accrued interest at the rate of 39.1% annually and was due in weekly payments of $2,360 until repaid in full during the year ended December 31, 2020.

On December 31, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize repayment of cash funding and expenses paid on behalf of the Company totaling $335,574, due December 31, 2021. During the year ended December 31, 2020, the holder of the note advanced an additional $149,049 in principal and recognized $43,367 in accrued interest, or a total of $527,990. To memorialize the additional funding and accrued interest, on December 31, 2020, Fast Casual entered into a new unsecured note in the amount of $527,990, accruing interest at the rate of 0.8% monthly and due in full on December 31, 2021. The balance of the note was $527,990 and $335,574 at December 31, 2020 and 2019, respectively.

On December 31, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize repayment of cash funding and expenses paid on behalf of the Company totaling $94,120, due December 31, 2021. During the year ended December 31, 2020, holders of the note advanced an additional $218,131 in principal and recognized $17,780 in accrued interest, or a total of $330,031. To memorialize the additional funding and accrued interest, on December 31, 2020, Fast Casual entered a new unsecured note in the amount of $330,031, accruing interest at the rate of 0.8% monthly and due in full on December 31, 2021. The balance of the note was $330,031 and $94,120 at December 31, 2020 and 2019, respectively.

On December 31, 2020, an entity owned and operated by an officer and director of Fast Casual entered into a note payable for cash funding of $110,000. The note is unsecured, does not accrue interest and is due in full on December 31, 2021.

Fast Casual’s notes payable to related parties consist of the following:

	December 31,
	2020	2019
Note payable, interest at 0.0% per annum, unsecured, due December 31, 2020	$—	$73,724
Note payable, interest at 39.1% per annum, unsecured, due weekly through October 2, 2020	—	83,751
Note payable, interest at 0.8% monthly, unsecured, due December 31, 2021	527,990	335,574
Note payable, interest at 0.8% monthly, unsecured, due December 31, 2022	330,031	94,120
Note payable, interest at 0.8% monthly, unsecured, due December 31, 2021	110,000	—
Total:	968,021	587,169
Less: current portion	(637,990)	(157,475)
Long-term debt, net	$330,031	$429,694

Lease

During April 2019, Fast Casual and an entity owned and operated by an officer and director of Fast Casual, entered into a ten-year lease for a restaurant space in Slippery Rock, PA, ending April 30, 2029. The base rent of the lease is $1,350 per month and Fast Casual is responsible for all operating expenses for the property throughout the term of the lease.

NOTE 3 - STOCKHOLDERS’ DEFICIT

On August 26, 2019, Fast Casual issued a total of 100,000,000 shares of common stock as founders’ shares for services valued at $10,000, or $0.0001 per share.

During October 2020, Fast Casual issued 50,000 shares of its common stock for services valued at $5,000, or $0.10 per share.

Between October and December 2020, Fast Casual issued 3,198,500 shares of its common stock for cash of $319,850, or $0.10 per share and paid $57,688 in stock issuance costs.

NOTE 4 - LEASES

Fast Casual leases restaurant space under leases having remaining lease terms of up to ten years. Fast Casual has included the initial lease term in the cases where there are options to extend as it has determined that it is not reasonably certain that Fast Casual would exercise those options. Leases are classified as either finance or operating at inception of the lease, with classification affecting the pattern of expense recognition in the statements of operations. Operating leases result in the recognition of right-of-use lease assets and lease liabilities on the balance sheet. Right-of-use lease assets represent the Fast Casual's right to use the leased asset for the lease term and lease liabilities represent the obligation to make lease payments. The liability is calculated as the present value of the remaining minimum rental payments for existing operating leases using either the rate implicit in the lease or, if none exists, Fast Casual's incremental borrowing rate of 6.99%.

During April 2019, Fast Casual and an entity owned and operated by an officer and director of Fast Casual, entered into a ten-year lease for a restaurant space in Slippery Rock, PA, ending April 30, 2029. The base rent of the lease is $1,350 per month and Fast Casual is responsible for all operating expenses for the property throughout the term of the lease.

During April 2019, Fast Casual entered into a lease for an Independent Taco restaurant space in Mercer, PA. The lease has an initial term of five years beginning on the date of the store opening, with an option to extend for another five years. The lease also provides Fast Casual access to the space prior to the lease term as well as tenant improvement allowances to complete the space prior to opening. As such, the lease was deemed to have commenced upon transfer of control of the space to Fast Casual on September 9, 2019 and the related leasehold improvement allowance was included in the fixed lease payments as a reduction when measuring the lease liability at that date.

During April 2019, Fast Casual entered into a lease for a Third Eye Pies restaurant space in Mercer, PA. The lease has an initial term of five years beginning on the date of the store opening, with an option to extend for another five years. The lease also provides Fast Casual access to the space prior to the lease term as well as tenant improvement allowances to complete the space prior to opening. As such, the lease was deemed to have commenced upon transfer of control of the space to Fast Casual on September 9, 2019 and the related leasehold improvement allowance was included in the fixed lease payments as a reduction when measuring the lease liability at that date.

During October 2020, due to the COVID-19 pandemic, Fast Casual was granted six month rent escalation freezes for the months of August 2020 through January 2021 on the two above mentioned Mercer, PA location leases. The rent concessions result in the total payments required by the modified contract being $8,478 less than total payments required by the original contract, which are being amortized ratably to facility expense over the remaining terms of the leases.

During September 2019, Fast Casual entered into a lease for a Third Eye Pies restaurant space in Butler, PA. The lease has an initial term of five years beginning on the date of the store opening, with an option to extend for another five years. The lease also provides Fast Casual access to the space prior to the lease term as well as tenant improvement allowances to complete the space prior to opening. As such, the lease was deemed to have commenced upon transfer of control of the space to Fast Casual in January 2020.

During May 2020, Fast Casual entered into a lease for a Third Eye Pies restaurant space in Washington, PA. The lease has an initial term of ten years beginning on the date of the store opening, with an option to extend for another five years. The lease also provides Fast Casual access to the space prior to the lease to complete the space prior to opening. As such, the lease will be deemed to have commenced upon transfer of control of the space to Fast Casual, which had not yet occurred as of December 31, 2020.

During the periods ended December 31, 2020 and 2019, Fast Casual recorded $127,428 and $473,230, respectively, in right-to-use lease assets and lease liabilities related to the above-described leases; and, $120,592 and $32,272 in rent expense from amortization of leased assets and interest on lease liabilities, respectively, including operating lease costs of $82,406 and $20,689, respectively.

The following table details the operating lease balances included in the accompanying balance sheets as of:

	December 31,
	2020	2019
Right of use asset – operating lease	$439,231	$452,538
Operating lease liabilities – current	$97,238	$75,614
Operating lease liabilities – long-term	$406,296	$398,395

The following table shows the weighted average lease term and weighted average discount rate for the right of use asset operating leases as of:

	December 31,
	2020	2019
Weighted average remaining lease term (years)	5.13	6.50
Weighted average discount rate	6.99%	6.99%

Maturities of the above lease liabilities are as follows at December 31, 2020:

2021	$130,362
2022	131,775
2023	131,775
2024	131,775
2025	19,690
Thereafter	54,000
Total lease payments	599,377
Less: interest	(95,843)
Total lease liabilities	503,534
Less: Current portion	(97,238)
Long-term lease liabilities	$406,296

NOTE 5 - NOTES PAYABLE

Equipment Financing

During October 2019, Fast Casual entered into a note payable for equipment totaling $129,797. The note is secured by the underlying equipment, bears interest at 6.99% per annum and is due in monthly installments of principal and interest through September 2025. The balance of the note was $111,158 and $125,402 as of December 31, 2020 and 2019, respectively.

Coronavirus Aid, Relief and Economic Security Act (“CARES Act”)

During April 2020, the Company received loan proceeds of $64,600 under the Paycheck Protection Program (“PPP”).  The PPP, established as part of the CARES Act, provides for loans to qualifying businesses to be used for eligible purposes, including payroll, benefits, rent and utilities. The PPP loan, if not forgiven, is to be repaid over two years at an annual interest rate of 1%, with a deferral of payments for the first six months. The PPP loan is eligible for forgiveness if utilized in accordance with the above requirements, subject to limitations. The balance of the PPP loan is $64,600 as of December 31, 2020 and was subsequently forgiven in January 2021 (see Note 7).

During June 2020, the Company received $35,000 as an Economic Injury Disaster Loan Advance (“EIDLA”) and $40,500 as an Economic Injury Disaster Loan (“EIDL”) under the CARES Act. The EIDL accrues interest at 3.75% per annum, monthly payments are deferred one year, then due over 30 years and proceeds must be utilized for working capital and normal operating expense and the Company intends to use the proceeds for purposes consistent with the EIDL. The EIDLA does not have to be repaid, as such, the Company recognized a gain on EIDLA of $35,000 during the year ended December 31, 2020 and is included in other income in the statement of operations. The balance of the EIDL was $40,500 at December 31, 2020.

A summary of the notes payable are as follows:

	December 31,
	2020	2019
Equipment financing, interest at 6.99% per annum, secured by equipment, due in monthly installments through September 2025	$111,158	$125,402
PPP Loan, interest at 1% per annum, due in monthly payments beginning 2021, subsequently forgiven	64,600	—
EIDL, interest at 3.75% per annum, due in monthly payments beginning 2021	40,500	—
Total:	216,258
Less: current portion	(19,926)	(18,362)
Long-term debt, net	$196,332	$107,040

Maturities of the above notes payable, excluding the subsequently forgiven PPP loan, are as follows at December 31, 2020:

2021	$19,926
2022	21,639
2023	23,170
2024	24,811
2025	25,976
Thereafter	36,136
Total	$151,658

NOTE 6 - INCOME TAXES

Net deferred tax assets consist of the following components:

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carry forward	$173,444	$67,118
Valuation allowance	(173,444)	(67,118)
Net deferred tax asset	$—	$—

The federal income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 21% to pretax income from continuing operations due to the following:

	December 31,
	2020	2019
Pre-tax book income (loss)	$(107,431)	$(67,130)
Stock for services	1,050	—
Meals and entertainment	57	12
Net operating loss carry forward	173,444	67,118
Valuation allowance	(67,120)	—
Federal Income Tax	$—	$—

Fast Casual has net operating losses of approximately $825,923 that expire 20 years from when incurred. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years. In accordance with the statute of limitations for federal tax returns, the Company’s federal tax returns for the years 2020 and 2019 are subject to examination.

NOTE 7 - GOING CONCERN

Fast Casual's financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, Fast Casual has accumulated losses since its inception and has negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. Management's plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the Fast Casual's ability to continue as a going concern are as follows:

Fast Casual opened its first restaurant in 2019, opened two more in January 2020, one restaurant in December 2020 and plans to open a fifth restaurant by the end of 2021. Fast Casual has raised $319,851 during the year ended December 31, 2020 and is seeking to raise up to $1,000,000 total through private placements of its common stock. Funds received from the issuance of debt and equity is being used to expand brand identity through location expansion, identify new revenue sources and upgrade internal reporting systems to assist in identifying cost reduction opportunities to achieve profitability.  The continuation of Fast Casual as a going concern is dependent upon its ability to generate profitable operations that produce positive cash flows.  If Fast Casual is not successful, it may be forced to raise additional debt or equity financing.

There can be no assurance that Fast Casual will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan.  The ability of Fast Casual to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 8 - SUBSEQUENT EVENTS

During January 2021, the Company received notice of full forgiveness of its $64,600 April 2020 PPP loan as discussed above in Note 5.

During February 2021, the Company terminated its lease for a Third Eye Pies restaurant space in Washington, PA in exchange for a termination payment of $84,600 and entered into a new lease for space in Washington, PA. The lease has an initial monthly payment of $7,287, including insurance and taxes, and a term of ten years beginning on the date of the store opening, with an option to extend for another five years. The lease also provides Fast Casual a $25,720 tenant improvement allowance and access to the space prior to the lease to complete the space prior to opening. As such, the lease will be deemed to have commenced upon transfer of control of the space to Fast Casual.

FAST CASUAL CONCEPTS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2021	2020
ASSETS

Current Assets:
Cash	$582	$—
Accounts receivable	5,712	—
Prepaid expenses	147	20,786
Inventory	22,674	30,422
Total Current Assets	29,115	51,208

Other Non-Current Assets:
Property and equipment, net	794,832	833,559
Right of use asset – operating lease	398,700	439,231
Other assets	13,067	11,780
Total Assets	$1,235,714	$1,335,778

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Cash overdraft	$—	$22,675
Accounts payable and accrued expenses	237,211	179,377
Operating lease liabilities	102,262	97,238
Notes payable, current portion	26,805	19,926
Notes payable, related party, current portion	721,673	637,990
Total Current Liabilities	1,087,951	957,206

Long-Term Liabilities:
Operating lease liabilities	353,802	406,296
Notes payable, related parties	382,923	330,031
Notes payable	116,460	196,332
Total Liabilities	1,941,136	1,889,865

Stockholders' Deficit:
Common stock; $0.001 par value, 750,000,000 and 750,000,000 shares authorized and 103,423,500 and 103,248,500 shares issued and outstanding, respectively	103,424	103,249
Additional paid-in capital	191,238	173,913
Accumulated deficit	(1,000,084)	(831,249)
Total stockholders’ deficit	(705,422)	(554,087)

Total Liabilities and Stockholders' Deficit	$1,235,714	$1,335,778

The accompanying notes are an integral part of these unaudited consolidated financial statements.

FAST CASUAL CONCEPTS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Six Months Ended June 30,
	2021	2020
REVENUES
Food and beverage sales	$730,944	$412,336
Total Revenues	730,944	412,336

COSTS AND EXPENSES
Cost of sales	366,988	198,266
Facility expenses	58,163	31,590
Compensation expense	238,771	163,440
General and administrative	150,645	157,882
Depreciation and amortization	123,646	48,781
Total Costs and Expenses	938,213	599,959

Loss From Operations	(207,219)	(187,623)

OTHER INCOME (EXPENSES)
Payroll Protection Plan loan forgiveness	64,600	—
COVID-19 Hospitality Recovery Program grant income	20,000	—
Other income	3,951	10,000
Interest expense, net	(50,167)	(7,400)
Total Other Expense	38,384	2,600

Loss before income taxes	(168,835)	(185,023)
Provision for income taxes	—	—
Net loss	$(168,835)	$(185,023)

Basic loss per common share	$(0.00)	$(0.00)

Basic weighted average common shares outstanding	103,405,572	100,000,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

FAST CASUAL CONCEPTS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2019	10,000,000	$10,000	$—	$(319,669)	$(309,669)

Forward split, 10-for-1	90,000,000	90,000	(90,000)	—	—

Net loss for the six months ended June 30, 2020	—	—	—	(185,023)	(185,023)

Balance, June 30, 2020	100,000,000	$100,000	$(90,000)	$(504,692)	$(494,692)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2020	103,248,500	$103,249	$173,913	$(831,249)	$(554,087)

Common stock issued for cash	175,000	175	17,325	—	17,500

Net loss for the six months ended June 30, 2021	—	—	—	(168.835)	(168.835)

Balance, June 30, 2021	103,423,500	$103,424	$191,238	$(1,000,084)	$(705,422)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

FAST CASUAL CONCEPTS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2021	2020

Cash flows from operating activities:
Net loss	$(168,835)	$(185,023)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation and amortization expense	123,646	48,781
Amortization of leased assets	40,531	—
Payroll Protection Plan loan forgiveness	(64,600)	—
Changes in operating assets and liabilities:
Decrease (increase) in inventory	7,748	(13,855)
Decrease (increase) in accounts receivable	1,526	(3,680)
Decrease in leased assets	—	35,016
Decrease (increase) in other assets	19,352	(4,975)
Increase (decrease) in accounts payable and accrued expenses	103,586	(6,721)
Decrease in lease liabilities	(47,470)	(60,850)
Net cash provided by (used in) operating activities	15,484	(191,307)

Cash flows from investing activities:
Cash received from leasehold improvements	—	33,910
Purchase pf property and equipment	(84,919)	(66,721)
Net cash used in financing activities	(84,919)	(32,811)

Cash flows from financing activities:
Cash overdraft	(29,913)	—
Common stock issued for cash	17,500	—
Proceeds from the issuance of notes payable, related party	99,750	131,770
Proceeds from stimulus loans	—	105,100
Payments on notes payable, related party	(7,250)	(5,467)
Payments on notes payable	(10,070)	(4,585)
Net cash provided by financing activities	70,017	226,818

Net change in cash	582	2,700
Cash, beginning of period	—	2,165

Cash, end of period	$582	$4,865

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$49,744	$7,233
Cash paid for taxes	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Accrued interest added to principal balance	$45,752	$—
Right of use assets acquired through operating lease	$—	$473,231
Property and equipment acquired with note payable, related or accounts payable	$—	$113,624
Notes payable issued for accounts payable	$—	$24,222

The accompanying notes are an integral part of these unaudited consolidated financial statements.

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The financial statements presented are those of Fast Casual Concepts, Inc. (“Fast Casual”, or the “Company”) and its wholly owned subsidiary, Fast Casual Concepts Franchising LLC (“Concepts”). Fast Casual was originally incorporated on March 23, 2019, under the laws of the State of Pennsylvania (PA). On April 13, 2020, the Company re-domiciled in the state of Wyoming, increasing its authorized number common shares available to be issued to 750,000,000 and effectuating a 10-for-1 forward-split of its common stock. Concepts was incorporated on February 24, 2021, under the lawes of the state of Wyoming.

Fast Casual was incorporated to develop, build, operate and franchise casual eating establishments under brand names such as The Holy Cow Burgers and Ice Cream (“Holy Cow”), Independent Taco and Third Eye Pies. Fast Casual has four open stores, the Holy Cow, in Slippery Rock, PA, the Third Eye Pies in Butler, PA and an Independent Taco and a Third Eye Pies both in Mercer, PA. Additionally, the Company currently has one store under construction, a Third Eye Pies in Washington, PA. Concepts was incorporated to pursue future franchising opportunities for the Fast Casual brands.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted in accordance with such rules and regulations. The information furnished in the interim consolidated financial statements include normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim consolidated financial statements be read in conjunction with Fast Casual's most recent audited financial statements as of December 31, 2020. Operating results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021.

Recent Accounting Pronouncements

Fast Casual has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its consolidated financial position or results of operations.

Basic and Diluted Loss Per Share

Fast Casual presents both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method, and convertible debt instrument, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

The calculation of basic and diluted net loss per share for the periods presented are as follows:

	For the Six Months Ended June 30,
	2021	2020
Basic Loss Per Share:
Numerator:
Net loss	$(168,835)	$(185,023)
Denominator:
Weighted-average common shares outstanding	103,405,572	100,000,000
Basic net loss per share	$(0.00)	$(0.00)

NOTE 2 - RELATED PARTY TRANSACTIONS

Notes Payable

On September 9, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize their payment on behalf of the Company of leasehold improvements totaling $73,724. The note was unsecured, did not accrue interest and was paid in full during the year ended December 31, 2020.

On December 1, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable for cash funding of $100,000. The note was unsecured, accrued interest at the rate of 39.1% annually and was due in weekly payments of $2,360 until repaid in full during the year ended December 31, 2020.

On December 31, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize repayment of cash funding and expenses paid on behalf of the Company totaling $335,574, due December 31, 2021. During the year ended December 31, 2020, the holder of the note advanced an additional $149,049 in principal and recognized $43,367 in accrued interest, or a total of $527,990. To memorialize the additional funding and accrued interest, on December 31, 2020, Fast Casual entered into a new unsecured note in the amount of $527,990, accruing interest at the rate of 0.8% monthly and due in full on December 31, 2021.

During the six months ended June 30, 2021, Fast Casual received additional funding of $27,600 and capitalized accrued interest of $26,733. The balance of the note was $582,323 and $527,990 at June 30, 2021 and December 31, 2020, respectively.

On December 31, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize repayment of cash funding and expenses paid on behalf of the Company totaling $94,120, due December 31, 2021. During the year ended December 31, 2020, holders of the note advanced an additional $218,131 in principal and recognized $17,780 in accrued interest, or a total of $330,031. To memorialize the additional funding and accrued interest, on December 31, 2020, Fast Casual entered a new unsecured note in the amount of $330,031, accruing interest at the rate of 0.8% monthly and due in full on December 31, 2021. The balance of the note was $330,031 and $94,120 at December 31, 2020 and 2019, respectively.

During the six months ended June 30, 2021, Fast Casual received additional funding of $35,550 and capitalized accrued interest of $17,339. The balance of the note was $382,923 and $330,031 at June 30, 2021 and December 31, 2020, respectively.

On December 31, 2020, an entity owned and operated by an officer and director of Fast Casual entered into a note payable for cash funding of $110,000. The note is unsecured, does not accrue interest and is due in full on December 31, 2021. During the six months ended June 30, 2021, Fast Casual received additional funding of $36,600 and repaid $7,250. The balance of the note was $139,350 and $110,000 at June 30, 2021 and December 31, 2020, respectively.

Fast Casual’s notes payable to related parties consist of the following at:

	June 30, 2021	December 31, 2020
Note payable, interest at 0.8% monthly, unsecured, due December 31, 2021	$582,323	$527,990
Note payable, interest at 0.8% monthly, unsecured, due December 31, 2022	382,923	330,031
Note payable, no interest, unsecured, due December 31, 2021	139,350	110,000
Total:	1,104,596	968,021
Less: current portion	$(721,673)	$(637,990)
Long-term notes payable	$382,923	$330,031

Lease

During April 2019, Fast Casual and an entity owned and operated by an officer and director of Fast Casual, entered into a ten year lease for a restaurant space in Slippery Rock, PA, ending April 30, 2029. The base rent of the lease is $1,350 per month and Fast Casual is responsible for all operating expenses for the property throughout the term of the lease.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment are carried at cost, less accumulated depreciation and includes expenditures that substantially increase the useful lives of existing assets. Maintenance and repairs are charged to current operations as incurred. Upon sale, retirement, or other disposition of these assets, the costs and related accumulated depreciation are removed from the respective accounts, and any gain or loss on the disposition is included in other income.

Depreciation expense is computed using the straight-line method over the following estimated useful lives:

Description	Useful Life
Leasehold improvements	Lesser of the expected lease term or useful life
Furniture and store equipment	5 to 7 years
Computer software	3 to 5 years

Property and equipment, net consisted of the following:

	June 30, 2021	December 31, 2020
Construction in-process	$53,760	$47,148
Furniture and store equipment	216,919	210,352
Capitalized software	9,357	9,357
Leasehold improvements	742,972	671,568
Total:	1,023,008	938,425
Less: accumulated depreciation	(228,176)	(104,866)
Property and equipment, net	$794,832	$833,559

Depreciation and amortization expense was $123,646 and $48,781 during the periods ended June 30, 2021 and 2020, respectively.

NOTE 4 - STOCKHOLDERS’ DEFICIT

During the six months ended June 30, 2021, Fast Casual issued 175,000 shares of its common stock for cash of $17,500, or $0.10 per share.

NOTE 5 - LEASES

Fast Casual leases restaurant space under leases having remaining lease terms of up to ten years. Fast Casual has included the initial lease term in the cases where there are options to extend as it has determined that it is not reasonably certain that Fast Casual would exercise those options. Leases are classified as either finance or operating at inception of the lease, with classification affecting the pattern of expense recognition in the income statement. Operating leases result in the recognition of right-of-use lease assets and lease liabilities on the balance sheet. Right-of-use lease assets represent the Fast Casual's right to use the leased asset for the lease term and lease liabilities represent the obligation to make lease payments. The liability is calculated as the present value of the remaining minimum rental payments for existing operating leases using either the rate implicit in the lease or, if none exists, Fast Casual's incremental borrowing rate of 6.99%.

During April 2019, Fast Casual and an entity owned and operated by an officer and director of Fast Casual, entered into a ten year lease for a restaurant space in Slippery Rock, PA, ending April 30, 2029. The base rent of the lease is $1,350 per month and Fast Casual is responsible for all operating expenses for the property throughout the term of the lease.

During April 2019, Fast Casual entered into a lease for an Independent Taco restaurant space in Mercer, PA. The lease has an initial term of five years beginning on the date of the store opening, with an option to extend for another five years. The lease also provides Fast Casual access to the space prior to the lease term as well as tenant improvement allowances to complete the space prior to opening. As such, the lease was deemed to have commenced upon transfer of control of the space to Fast Casual on September 9, 2019 and the related leasehold improvement allowance was included in the fixed lease payments as a reduction when measuring the lease liability at that date.

During April 2019, Fast Casual entered into a lease for a Third Eye Pies restaurant space in Mercer, PA. The lease has an initial term of five years beginning on the date of the store opening, with an option to extend for another five years. The lease also provides Fast Casual access to the space prior to the lease term as well as tenant improvement allowances to complete the space prior to opening. As such, the lease was deemed to have commenced upon transfer of control of the space to Fast Casual on September 9, 2019 and the related leasehold improvement allowance was included in the fixed lease payments as a reduction when measuring the lease liability at that date.

During October 2020, due to the COVID-19 pandemic, Fast Casual was granted six month rent escalation freezes for the months of August 2020 through January 2021 on the two above mentioned Mercer, PA location leases. The rent concessions result in the total payments required by the modified contract being $8,478 less than total payments required by the original contract, which are being amortized ratably to facility expense over the remaining terms of the leases.

During September 2019, Fast Casual entered into a lease for a Third Eye Pies restaurant space in Butler, PA. The lease has an initial term of five years beginning on the date of the store opening, with an option to extend for another five years. The lease also provides Fast Casual access to the space prior to the lease term as well as tenant improvement allowances to complete the space prior to opening. As such, the lease was deemed to have commenced upon transfer of control of the space to Fast Casual in January 2020.

During May 2020, Fast Casual entered into a lease for a Third Eye Pies restaurant space in Washington, PA. The lease had an initial term of ten years beginning on the date of the store opening, with an option to extend for another five years. During February 2021, prior to store opening, Fast Casual entered into a Lease Termination Agreement (Termination Agreement). The Termination Agreement provided for a new lease, at a different location, with a new landlord, an affiliate of the former landlord, for a replacement space. As part of the Termination Agreement, the former landlord agreed to pay a termination fee of $84,600, which was recognized as other income during the six months ended June 30, 2021.

During February 2021, the Company terminated its lease for a Third Eye Pies restaurant space in Washington, PA in exchange for a termination payment of $84,600 and entered into a new lease for space in Washington, PA, for two storefronts that will house a Third Eye Pies and Independent Taco. The lease has an initial monthly payment of $7,287, including insurance and taxes, and a term of ten years beginning on the date of the store opening, with an option to extend for another five years, which has not happened as of June 30, 2021. The lease also provides Fast Casual a $25,720 tenant improvement allowance and access to the space prior to the lease to complete the space prior to opening. As such, the lease will be deemed to have commenced upon transfer of control of the space to Fast Casual.

During the periods ended June 30, 2021 and December 31, 2020, Fast Casual recorded $0 and $127,428, respectively, in right-to-use lease assets and lease liabilities related to the above described leases. During the six months ended June 30, 2021 and 2020, Fast Casual recognized $58,163 and $29,794 in facility expenses from amortization of leased assets and interest on lease liabilities, respectively.

The following table details the operating lease balances included in the accompanying balance sheets as of:

	June 30, 2021	December 31, 2019
Right of use asset – operating lease	$398,700	$439,231
Operating lease liabilities – current	$102,262	$97,238
Operating lease liabilities – long-term	$353,802	$406,296

NOTE 6 - NOTES PAYABLE

Equipment Financing

During October 2019, Fast Casual entered into a note payable for equipment totaling $129,797. The note is secured by the underlying equipment, bears interest at 6.99% per annum and is due in monthly installments of principal and interest through September 2025. The balance of the note was $120,931 and $111,158 as of June 30, 2020 and December 31, 2020, respectively.

Coronavirus Aid, Relief and Economic Security Act (“CARES Act”)

During April 2020, the Company received loan proceeds of $64,600 under the Paycheck Protection Program (“PPP”).  The PPP, established as part of the CARES Act, provides for loans to qualifying businesses to be used for eligible purposes, including payroll, benefits, rent and utilities. The PPP loan, if not forgiven, is to be repaid over two years at an annual interest rate of 1%, with a deferral of payments for the first six months. The PPP loan is eligible for forgiveness if utilized in accordance with the above requirements, subject to limitations. The balance of the PPP loan is $0 and $64,600 as of June 30, 2021 and December 31, 2020, respectively, and was forgiven in January 2021, resulting in the recognition of a $64,600 in PPP loan forgiveness during the six months ended June 30, 2021.

During June 2020, the Company received $10,000 as an Economic Injury Disaster Loan Advance (“EIDLA”) and $40,500 as an Economic Injury Disaster Loan (“EIDL”) under the CARES Act. The EIDL accrues interest at 3.75% per annum, monthly payments are deferred one year, then due over 30 years and proceeds must be utilized for working capital and normal operating expense and the Company intends to use the proceeds for purposes consistent with the EIDL. The EIDLA does not have to be repaid, as such, the Company recognized a gain on EIDLA of $10,000 during the six months ended June 30, 2020. However, the amount of the EIDLA is required to be deducted from the total amount allowed to be forgiven under the above described PPP loan. The balance of the EIDL, including accrued interest, was $42,177 and $40,500 at June 30, 2021 and 2020, respectively.

Fast Casual’s notes payable consist of the following:

	June 30, 2021	December 31, 2020
Equipment financing, interest at 6.99% per annum, secured by equipment, due in monthly installments through September 2025	$101,088	$111,158
PPP Loan, interest at 1% per annum, due in monthly payments beginning 2021	—	64,600
EIDL, interest at 3.75% per annum, due in monthly payments beginning 2021	42,177	40,500
Total:	143,265	216,258
Less: current portion	(26,805)	(19,926)
Long-term debt, net	$116,460	$196,332

NOTE 7 - GOING CONCERN

Fast Casual's financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, Fast Casual has recently accumulated losses since its inception and has negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. Management's plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the Fast Casual's ability to continue as a going concern are as follows:

Fast Casual opened its first restaurant in 2019, opened two more in January 2020, one restaurant in December 2020 and plans to open a fifth and sixth restaurant by the end of 2021. Fast Casual has raised $319,851 during the year ended December 31, 2020 and is seeking to raise up to $5,000,000 total through private placements of its common stock. Funds received from the issuance of debt and equity is being used to expand brand identity through location expansion, identify new revenue sources and upgrade internal reporting systems to assist in identifying cost reduction opportunities to achieve profitability.  The continuation of Fast Casual as a going concern is dependent upon its ability to generate profitable operations that produce positive cash flows.  If Fast Casual is not successful, it may be forced to raise additional debt or equity financing.

There can be no assurance that Fast Casual will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan.  The ability of Fast Casual to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

PART III—EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description

4.1	Form of Subscription Agreement
6.1	Total Events Triple Net Lease dated April 6, 2019
6.2	Independent Taco Lease dated April 15, 2019
6.3	Pittsafire Pizza Lease dated April 15, 2019
6.4	Butler Store Lease dated September 6, 2019
6.5	First Amendment to Pittsafire Pizza Lease dated October 14, 2019
6.6	Customer Incentive Agreement between Fast Casual and Reinhart Foodservice
11.1	Consent of Independent Registered Public Acconting Firm
12.1	Legal Opinion

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holiday, State of Florida, on October 13, 2021.

/s/ George Athanasiadis
CEO, Principal Executive Officer and Board Member

/s/ Tim Seivers
Chief Operating Officer and Board Member

/s/ Tim Seivers
Chief Operating Officer and Board Member

/s/ Tim Seivers
Principal Accounting Officer

/s/ George Athanasiadis
Principal Financial Officer